Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong First Quarter

•                  Same store sales up 3.8%

•                  Consolidated sales up 9.2% to $705 million

•                  GAAP net earnings up 63% to $26 million; adjusted net earnings up 37% to $25 million

•                  1Q10 GAAP earnings per share of $0.14; 1Q10 adjusted earnings per share of $0.13

•                  Adjusted EBITDA $87 million, growth of 7.1%

DENTON, Texas, February 4, 2010 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for fiscal 2010 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2010 first quarter were $704.9 million, an increase of 9.2% from the fiscal 2009 first quarter, and include a positive impact from foreign currency exchange of $9.1 million, or 1.3% of sales.  Same store sales in the fiscal 2010 first quarter grew 3.8% from the fiscal 2009 first quarter.  GAAP net earnings in the quarter were $26.1 million, growth of 62.7%. GAAP diluted earnings per share were $0.14, growth of 55.6% when compared to earnings per share of $0.09 in the fiscal 2009 first quarter.  The fiscal 2010 first quarter adjusted net earnings, a non-GAAP measure, were $24.7 million, an increase of 37.4% over fiscal 2009 first quarter.  Adjusted earnings per share were $0.13, growth of 30.0% when compared to $0.10 adjusted earnings per share in the fiscal 2009 first quarter.  Adjusted EBITDA increased 7.1% in the fiscal 2010 first quarter to $87.4 million, versus $81.6 million in the fiscal 2009 first quarter.  Net cash provided by operating activities in the fiscal 2010 first quarter was $19.8 million and capital expenditures were $12.1 million.  Total store count at the end of the fiscal 2010 first quarter was 3,935, an increase of 166 stores or growth of 4.4% over the fiscal 2009 first quarter.

“We are pleased to report strong financial results in the fiscal 2010 first quarter — surpassing $700 million in quarterly revenue for the first time ever,” stated Gary Winterhalter, President and Chief Executive Officer. “Year over year growth in our adjusted net earnings was 37% with earnings per share of $0.13; a strong start to the new fiscal year.  As always, we are focused on a balanced approach in our use of cash.  We plan to continue investing in company growth via acquisitions and organic store openings while reducing our long-term debt.  ”

FISCAL 2010 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2010 first quarter, consolidated net sales were $704.9 million, an increase of 9.2% from the fiscal 2009 first quarter, and include a positive impact from foreign currency exchange of $9.1 million, or 1.3% of sales.  Fiscal 2010 first quarter sales increase is attributed to consolidated same stores sales growth of 3.8%, the addition of new stores through organic growth and acquisitions.

Gross Profit:  Consolidated gross profit for the fiscal 2010 first quarter was $333.2 million, an increase of 9.8% over gross profit of $303.5 million for the fiscal 2009 first quarter.  Gross profit as a percentage of sales was 47.3%, a 30 basis point improvement from the fiscal 2009 first quarter.

Selling, General and Administrative Expenses:  For the fiscal 2010 first quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $250.8 million, or 35.6% of sales, a 70 basis point increase from the fiscal 2009 first quarter metric of 34.9% of sales and total SG&A expenses of $225.5 million.  Fiscal 2010 first quarter SG&A expenses increased $25.2 million, or 11.2%.  This increase is primarily due to additional rent and occupancy-related expenses associated with the opening of new stores, to acquired businesses, and to higher advertising expenses associated with Sally Beauty’s Customer Relations Management (CRM) campaign.

Unallocated corporate expenses increased $5.5 million to $21.2 million for the fiscal 2010 first quarter compared to $15.6 million in the fiscal 2009 first quarter.  This increase is primarily due to acquisition related costs, salary and related expenses, and negative year-over-year comparison from foreign currency translation adjustments.

Share-based compensation expense for the fiscal 2010 first quarter increased $1.4 million to $5.0 million, compared to $3.6 million in the fiscal 2009 first quarter.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2010 first quarter was $28.5 million and included $2.4 million of non-cash interest income related to certain of the Company’s interest rate swap transactions.  The Company accounted for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense, and therefore affect reported net earnings and earnings per share.  Fiscal 2009 first quarter interest expense was $39.7 million and included $3.0 million of non-cash interest charge for the marked-to-market change in fair value for these interest rate swap transactions.  The interest rate swap agreements with a notional amount of $350 million did not qualify for hedge accounting treatment and expired on November 24, 2009.

Provision for Income Taxes:  Income taxes were $15.9 million for the fiscal 2010 first quarter versus $10.5 million in fiscal the 2009 first quarter.  The effective tax rate in the fiscal 2010 first quarter was 37.9% versus 39.6% in the fiscal 2009 first quarter.  In fiscal year 2010, the Company’s effective tax rate is expected to be approximately 39.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS)(2): For the fiscal 2010 first quarter, adjusted net earnings (a non-GAAP measure) increased by 37.4% to $24.7 million, or $0.13 earnings per diluted share, after adjusting for $1.4 million in after-tax non-cash interest income from marked-to-market changes in the fair value of the Company’s interest rate swaps.  For the fiscal 2009 first quarter, adjusted net earnings were $18.0 million, or $0.10 per diluted share, after adjusting for $1.9 million, or approximately $0.01 per diluted share, in non-cash interest charge from marked-to-market changes in the fair value of the interest rate swaps. On a GAAP basis, net earnings for the fiscal 2010 first quarter grew 62.7% to $26.1 million, or $0.14 per diluted share, compared to $16.1 million, or $0.09 per diluted share, for the fiscal 2009 first quarter.

Adjusted (Non-GAAP) EBITDA(2):  Adjusted EBITDA for the fiscal 2010 first quarter was $87.4 million an increase of 7.1% from $81.6 million for the fiscal 2009 first quarter.

(2)A detailed table reconciling 2010 and 2009 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2009, were $31.8 million.  The Company’s asset-based loan (ABL) revolving credit facility began and ended the 2010 first quarter with a zero balance.  Borrowing capacity on the ABL facility was approximately $328.9 million at the end of the fiscal 2010 first quarter.  The Company’s debt, excluding capital leases, totaled $1.7 billion as of December 31, 2009.

For the fiscal 2010 first quarter, the Company’s capital expenditures totaled $12.1 million.  Capital expenditures for fiscal year 2010 are projected to be in the range of $45 million to $50 million, excluding acquisitions.

Inventories as of December 31, 2009 were $579.2 million, an increase of $19.5 million from September 30, 2009.  This increase includes inventory from the acquisition of the Sinelco Group NV and additional inventory from new store openings.  Inventories increased $7.6 million, or 1.3%, from December 31, 2008.

Business Segment Results:

Sally Beauty Supply

Fiscal 2010 First Quarter Results for Sally Beauty Supply

•                  Same store sales growth of 3.7%

•                  Sales of $438.3 million, up 6.8% from $410.5 million in fiscal 2009 first quarter.  Significant components of growth include: same store sales growth of 3.7%; sales growth from net new store openings of 1.6%; and favorable impact from foreign currency exchange of 1.3%

•                  Gross margin of 52.5%, a 60 basis point improvement from 51.9% in the fiscal 2009 first quarter.

•                  Segment earnings of $71.1 million, up 8.9% from $65.3 million in the fiscal 2009 first quarter.

•                  Segment operating margins increased 30 basis points to 16.2% of sales from 15.9% in the fiscal 2009 first quarter.

Sales for the Sally business in fiscal 2010 first quarter were positively impacted by growth from new and existing stores.  Gross profit margin was positively impacted by a shift in product and customer mix, low-cost sourcing initiatives and improvement in the international business.  Segment operating earnings increased over the fiscal 2009 first quarter primarily due to higher gross profit.

On December 16, 2009, Sally Beauty Supply acquired Sinelco Group NV, a wholesale distributor of professional beauty products such as electricals, sundries, accessories and basic salon supplies in Europe, for approximately $37 million (USD) in cash.  Sinelco is based in Ronse, Belgium, and serves more than 1,500 customers in 35 countries through a product catalog, website and sales offices in Belgium, France and Italy.

Beauty Systems Group

Fiscal 2010 First Quarter Results for Beauty Systems Group

•                  Same store sales growth of 4.3%

•                  Sales of $266.5 million, up 13.4% from $235.0 million in fiscal 2009 first quarter.  Significant components of growth include: same store sales of 4.3%; growth from acquisition-related revenue of 10.0%; and favorable impact from foreign currency exchange of 1.6%.  Sales growth was partially offset by softness in the franchise business.

•                  Gross margin of 38.6%, flat from fiscal 2009 first quarter.

•                  Segment earnings of $25.6 million, up 26.5% from $20.2 million in the fiscal 2009 first quarter.

•                  Segment operating margins increased by 100 basis points to 9.6% of sales from 8.6% in the fiscal 2009 first quarter.

Sales improvement for the Beauty Systems Group was primarily driven by acquisitions and sales growth from new and existing stores. Segment earnings improvement is primarily due to ongoing cost reduction initiatives and savings realized from the warehouse optimization project.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1951 (International:  612-288-0340).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) February 4, 2010 through February 18, 2010 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 144420.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,900 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and

TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2009, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2009	2008	% CHG

Net sales	$704,851	$645,576	9.2%
Cost of products sold and distribution expenses	371,637	342,032	8.7%
Gross profit	333,214	303,544	9.8%
Selling, general and administrative expenses (1)	250,771	225,528	11.2%
Depreciation and amortization	11,889	11,747	1.2%
Operating earnings	70,554	66,269	6.5%
Interest expense, net (2)	28,480	39,673	-28.2%
Earnings before provision for income taxes	42,074	26,596	58.2%
Provision for income taxes	15,948	10,537	51.4%
Net earnings	$26,126	$16,059	62.7%

Net earnings per share:
Basic	$0.14	$0.09	55.6%
Diluted	$0.14	$0.09	55.6%

Weighted average shares:
Basic	181,889	181,578
Diluted	183,841	182,985

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	52.5%	51.9%	60
BSG Segment Gross Profit Margin	38.6%	38.6%	0
Consolidated Gross Profit Margin	47.3%	47.0%	30
Selling, general and administrative expenses	35.6%	34.9%	70
Operating Margin	10.0%	10.3%	(30)
Net Earnings Margin	3.7%	2.5%	120

Effective Tax Rate	37.9%	39.6%	(170)

(1)          Selling, general and administrative expenses include share-based compensation of $5.0 million and $3.6 million for the three months ended December 31, 2009 and 2008, respectively.

(2)          Interest expense, net of interest income of $0.1 million in 2008, includes non-cash income of $2.4 million and non-cash expense of $3.0 million of marked-to-market adjustments for certain interest rate swaps for the three months ended December 31, 2009 and 2008, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2009	2008	% CHG
Net sales:
Sally Beauty Supply	$438,315	$410,537	6.8%
Beauty Systems Group	266,536	235,039	13.4%
Total net sales	$704,851	$645,576	9.2%

Operating earnings:
Sally Beauty Supply	$71,106	$65,286	8.9%
Beauty Systems Group	25,597	20,236	26.5%
Segment operating earnings	$96,703	$85,522	13.1%

Unallocated corporate expenses (1)	(21,161)	(15,642)	35.3%
Share-based compensation	(4,988)	(3,611)	38.1%
Interest expense, net of interest income	(28,480)	(39,673)	-28.2%
Earnings before provision for income taxes	$42,074	$26,596	58.2%

Segment operating profit margin:			Basis Pt Chg
Sally Beauty Supply	16.2%	15.9%	30
Beauty Systems Group	9.6%	8.6%	100
Consolidated operating profit margin	10.0%	10.3%	(30)

(1)        Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2009	2008	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$26,126	$16,059	62.7%
Add:
Depreciation and amortization	11,889	11,747	1.2%
Share-based compensation (1)	4,988	3,611	38.1%

Interest expense, net of interest income (2)	28,480	39,673	-28.2%
Provision for income taxes	15,948	10,537	51.4%
Adjusted EBITDA (Non-GAAP)	$87,431	$81,627	7.1%

Net earnings (per GAAP)	$26,126	$16,059
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (3)	(2,356)	3,007	-178.4%
Tax provisions for the marked-to-market adjustment (4)	919	(1,098)	-183.7%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$24,689	$17,968	37.4%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.14	$0.10	40.0%
Diluted	$0.13	$0.10	30.0%

Weighted average shares:
Basic	181,889	181,578
Diluted	183,841	182,985

(1)          Share-based compensation for the three months ended December 31, 2009 and 2008 includes $2.5 million and $2.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)          Interest expense, net of interest income of $0.1 million in 2008, includes non-cash income of $2.4 million and non-cash expense of $3.0 million of marked-to-market adjustments for certain interest rate swaps for the three months ended December 31, 2009 and 2008, respectively.

(3)          Certain interest rate swap agreements were subject to a marked-to-market adjustments until their expiration in November 2009.

(4)          The tax provisions for the marked-to-market adjustments were calculated using an estimated effective tax rate of 39.0% and 36.5% for the three months ended December 31, 2009 and 2008, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2009	2008	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,911	2,824	87
Franchise stores	27	25	2
Total Sally Beauty Supply	2,938	2,849	89
Beauty Systems Group:
Company-operated stores (3)	839	758	81
Franchise stores	158	162	(4)
Total Beauty System Group	997	920	77
Total	3,935	3,769	166

BSG distributor sales consultants (end of period) (1)	1,091	977	114

			Basis Pt Chg
First quarter company-operated same store sales growth (2)
Sally Beauty Supply	3.66%	-0.21%	387
Beauty Systems Group	4.31%	0.76%	355
Consolidated	3.82%	0.04%	378

(1)          Includes 363 and 316 distributor sales consultants as reported by our franchisees as of December 31, 2009 and 2008, respectively.

(2)          Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Same store sales include internet-based sales for the periods ended December 31, 2009 and 2008.

(3)          BSG company-operated stores, at December 31, 2009, includes 43 stores resulting from the September 30, 2009 acquisition of Schoeneman Beauty Supply, Inc.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2009	September 30, 2009
Financial condition information (at period end):
Working capital	$360,618	$341,733
Cash and cash equivalents	31,789	54,447
Property and equipment, net	165,447	151,252
Total assets	1,529,702	1,490,732
Total debt, including capital leases	1,691,188	1,677,530
Total stockholders’ (deficit) equity	(581,992)	(615,451)

	As of
	December 31, 2009	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	—	(i) Prime + up to 0.50% or (ii) Libor + 1.0-1.5%
Senior Term A Loan (1)	105,000	(i) Prime + 1.0-1.5% or (ii) Libor + 2.0-2.5%
Senior Term B Loan (1)	863,856	(i) Prime + 1.25-1.5% or (ii) Libor + 2.25-2.5%
Other (2)	8,458	4.05% to 6.75%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,682,314

Debt maturities excluding capital leases (3)
FY2010	$25,263
FY2011	9,299
FY2012	76,466
FY2013	9,583
FY2014	856,703
Thereafter	705,000
Total debt	$1,682,314

(1)         The interest rates on $300.0 million of these loans are fixed by interest rate swaps which expire in May 2012.

(2)         Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group NV.

(3)         Amounts shown for specific years do not reflect payments that might be required after fiscal year 2010 as a result of the excess cash-flows test of the Term Loans.